Exhibit 99.1
LIVE OAK BANCSHARES, INC. REPORTS THIRD QUARTER 2024 RESULTS
Wilmington, NC, October 23, 2024 - Live Oak Bancshares, Inc. (NYSE: LOB) (“Live Oak” or “the Company”) today reported third quarter of 2024 net income of $13.0 million, or $0.28 per diluted share.
“Live Oak delivered historic production levels this quarter as our teams continue to put capital into the hands of business owners across the country,” said Live Oak Chairman and Chief Executive Officer James S. (Chip) Mahan III. “We believe our business momentum is in an exciting place and our conservative approach to growth is driving positive operating leverage, revenue, and deeper customer relationships.”
Third Quarter 2024 Key Measures

(Dollars in thousands, except per share data)			Increase (Decrease)
	3Q 2024	2Q 2024	Dollars	Percent	3Q 2023
Total revenue (1)	$129,932	$125,479	$4,453	3.5%	$127,301
Total noninterest expense	77,589	77,656	(67)	(0.1)	74,262
Income before taxes	17,841	36,058	(18,217)	(50.5)	42,760
Effective tax rate	27.0%	25.2%	n/a	n/a	6.9%
Net income	$13,025	$26,963	$(13,938)	(51.7)%	$39,793
Diluted earnings per share	0.28	0.59	(0.31)	(52.5)	0.88
Loan and lease production:
Loans and leases originated	$1,757,856	$1,171,141	$586,715	50.1%	$1,073,255
% Fully funded	42.4%	38.2%	n/a	n/a	52.2%
Total loans and leases:	$10,191,868	$9,535,766	$656,102	6.9%	$8,775,235
Total assets:	12,607,346	11,868,570	738,776	6.2	10,950,460
Total deposits:	11,400,547	10,707,031	693,516	6.5	10,003,642
(1)Total revenue consists of net interest income and total noninterest income.
Loans and Leases
As of September 30, 2024, the total loan and lease portfolio was $10.19 billion, 6.9% above its level at June 30, 2024, and 16.1% above its level a year ago. Excluding historical Paycheck Protection Program loans, the third quarter of 2024 was the Company’s highest loan production quarter of all time. Compared to the second quarter of 2024, loans and leases held for investment increased $659.8 million, or 7.2%, to $9.83 billion while loans held for sale decreased $3.7 million, or 1.0%, to $360.0 million. Average loans and leases were $9.76 billion during the third quarter of 2024 compared to $9.38 billion during the second quarter of 2024.
The total loan and lease portfolio at September 30, 2024, and June 30, 2024, was comprised of 34.5% and 36.4% of guaranteed loans, respectively.
Loan and lease originations totaled $1.76 billion during the third quarter of 2024, an increase of $586.7 million, or 50.1%, from the second quarter of 2024. Loan and lease originations increased $684.6 million, or 63.8%, from the third quarter of 2023.

Deposits
Total deposits increased to $11.40 billion at September 30, 2024, an increase of $693.5 million compared to June 30, 2024, and an increase of $1.40 billion compared to September 30, 2023. The increase in total deposits from prior periods was to support growth in the loan and lease portfolio as well as the Company’s targeted liquidity levels.
Average total interest-bearing deposits for the third quarter of 2024 increased $287.5 million, or 2.8%, to $10.56 billion, compared to $10.27 billion for the second quarter of 2024. The ratio of average total loans and leases to average interest-bearing deposits was 92.5% for the third quarter of 2024, compared to 91.4% for the second quarter of 2024.
Borrowings
Borrowings totaled $115.4 million at September 30, 2024 compared to $117.7 million and $25.8 million at June 30, 2024, and September 30, 2023, respectively. During the first quarter of 2024, the Company increased long-term borrowings by $100.0 million through an unsecured 5.95% fixed rate 60-month term loan with a third party correspondent bank. This increase in borrowings was to strategically enhance capital levels in order to accommodate future growth expectations.
Net Interest Income
Net interest income for the third quarter of 2024 was $97.0 million compared to $91.3 million for the second quarter of 2024 and $89.4 million for the third quarter of 2023. The net interest margin for the third quarter of 2024 and second quarter of 2024 was 3.33% and 3.28%, respectively, an increase of five basis points quarter over quarter. During the third quarter of 2024, the average cost of interest-bearing liabilities increased by two basis points, while the average yield on interest-earning assets increased by six basis points.
The increase in net interest income for the third quarter of 2024 compared to the third quarter of 2023 was largely driven by growth in average loans and leases held for investment. Partially mitigating this increase was a decrease in the net interest margin by four basis points arising from an increase in deposits and borrowings, combined with the increase in average cost of funds, outpacing the increase in average yield on interest-earning assets.
Noninterest Income
Noninterest income for the third quarter of 2024 was $32.9 million, a decrease of $1.2 million compared to the second quarter of 2024, and a decrease of $5.0 million compared to the third quarter of 2023. The primary drivers in noninterest income changes are outlined below.
The loan servicing asset revaluation resulted in a loss of $4.2 million for the third quarter of 2024 compared to a $11.3 million gain for the third quarter of 2023. This decrease between periods was principally due to the third quarter of 2023 change in valuation techniques used to estimate the fair value of servicing rights which resulted in a nonrecurring gain of $13.7 million during that period.
Net gains on sales of loans was $16.6 million, a $2.3 million increase compared to the second quarter of 2024 and a $4.0 million increase compared to the third quarter of 2023. The increase in net gains on sales of loans for both compared periods was the result of higher levels of market premiums combined with increased loan sale volumes. The average guaranteed loan sale premium was 107%, 106% and 105% for the third and second quarters of 2024 and third quarter of 2023, respectively. The volume of guaranteed loans sold was $266.3 million for the third quarter of 2024 compared to $250.5 million sold in the second quarter of 2024 and $225.6 million sold in the third quarter of 2023.
Loans accounted for under the fair value option had a net gain of $2.3 million for the third quarter of 2024, compared to a net gain of $172 thousand for the second quarter of 2024 and a net loss of $568 thousand for the third quarter of 2023. The increased levels of net gains arising from the valuation of loans accounted for under the fair value option compared to the second quarter of 2024 was largely associated with lower market interest rates. The increase in net gains when compared to the third quarter of 2023 was principally due to the third quarter of 2023 change in valuation techniques used to estimate the fair value of loans measured at fair value, which resulted in a nonrecurring gain of $1.3 million during that period.
Management fee income decreased by $2.2 million, as compared to both the second quarter of 2024 and third quarter of 2023. This decrease was the result of a restructuring of the Canapi Funds in the third quarter of 2024. In connection with that restructuring, the Company’s subsidiary Canapi Advisors voluntarily withdrew as an advisor to the funds. The Company remains an investor in the Canapi Funds and continues its focus on new and emerging financial technology companies.

Other noninterest income for the third quarter of 2024 totaled $7.1 million compared to $11.0 million for the second quarter of 2024 and $3.5 million for the third quarter of 2023. The quarter over quarter decrease of $3.9 million was largely related to a $6.7 million gain arising from the sale of one of the Company’s aircraft in the second quarter of 2024, partially offset by a $2.4 million gain from the sale of a building in the third quarter of 2024. The $3.6 million increase compared to the third quarter of 2023 was largely related to the above mentioned $2.4 million gain from the sale of an idle building and accompanying land that was determined earlier in 2024 not to be best suited to serve the Company’s future expansion plans.
Noninterest Expense
Noninterest expense for the third quarter of 2024 totaled $77.6 million compared to $77.7 million for the second quarter of 2024 and $74.3 million for the third quarter of 2023. Compared to the third quarter of 2023, the increase in noninterest expense was principally impacted by smaller balance increases in various expense categories, partially offset by $2.2 million in decreased levels of FDIC insurance expense. The decrease in FDIC insurance expense was the product of favorable changes in the Company’s FDIC assessment rates.
Asset Quality
During the third quarter of 2024, the Company recognized net charge-offs for loans carried at historical cost of $1.7 million, compared to $8.3 million in the second quarter of 2024 and $9.1 million in the third quarter of 2023. Net charge-offs as a percentage of average held for investment loans and leases carried at historical cost, annualized, for the quarters ended September 30, 2024, June 30, 2024, and September 30, 2023, was 0.08%, 0.38% and 0.48%, respectively.
Unguaranteed nonperforming (nonaccrual) loans and leases, excluding $8.7 million and $9.6 million accounted for under the fair value option at September 30, 2024, and June 30, 2024, respectively, increased to $49.4 million, or 0.52% of loans and leases held for investment which are carried at historical cost, at September 30, 2024, compared to $37.3 million, or 0.42%, at June 30, 2024.
Provision for Credit Losses
The provision for credit losses for the third quarter of 2024 totaled $34.5 million compared to $11.8 million for the second quarter of 2024 and $10.3 million for the third quarter of 2023. The level of provision expense in the third quarter of 2024 was primarily the result of specific reserve increases on individually evaluated loans and continued growth of the loan and lease portfolio. Provision expense for three individually evaluated loan relationships amounted to $13.6 million, or 60.0% and 56.3% of the increase in the total provision for loan and lease losses when compared to the second quarter of 2024 and third quarter of 2023, respectively.
The allowance for credit losses on loans and leases totaled $168.7 million at September 30, 2024, compared to $137.9 million at June 30, 2024. The allowance for credit losses on loans and leases as a percentage of total loans and leases held for investment carried at historical cost was 1.78% and 1.57% at September 30, 2024, and June 30, 2024, respectively.
Income Tax
Income tax expense and related effective tax rate was $4.8 million and 27.0% for the third quarter of 2024, $9.1 million and 25.2% for the second quarter of 2024 and $3.0 million and 6.9% for the third quarter of 2023, respectively. The lower level of income tax expense for the third quarter of 2024 compared to the second quarter of 2024 was primarily the result of the decreased level of pretax income. The higher level of income tax expense for the third quarter of 2024 as compared to the third quarter of 2023 was primarily the result of lower levels of anticipated investment tax credits in 2024 as compared to the prior year.
Conference Call
Live Oak will host a conference call to discuss the Company's financial results and business outlook tomorrow, October 24, 2024, at 9:00 a.m. ET. The call will be accessible by telephone and webcast using Conference ID: 04478. A supplementary slide presentation will be posted to the website prior to the event, and a replay will be available for 12 months following the event. The conference call details are as follows:
Live Telephone Dial-In
U.S.: 800.549.8228
International: +1 646.564.2877
Pass Code: None Required

Live Webcast Log-In
Webcast Link: investor.liveoakbank.com
Registration: Name and Email Required
Multi-Factor Code: Provided After Registration
Important Note Regarding Forward-Looking Statements
Statements in this press release that are based on other than historical data or that express the Company’s plans or expectations regarding future events or determinations are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. Statements based on historical data are not intended and should not be understood to indicate the Company’s expectations regarding future events. Forward-looking statements provide current expectations or forecasts of future events or determinations. These forward-looking statements are not guarantees of future performance or determinations, nor should they be relied upon as representing management’s views as of any subsequent date. Forward-looking statements involve significant risks and uncertainties, and actual results may differ materially from those presented, either expressed or implied, in this press release. Factors that could cause actual results to differ materially from those expressed in the forward-looking statements include changes in Small Business Administration (“SBA”) rules, regulations or loan products, including the Section 7(a) program, changes in SBA standard operating procedures or changes in Live Oak Banking Company's status as an SBA Preferred Lender; changes in rules, regulations or procedures for other government loan programs, including those of the United States Department of Agriculture; the impacts of global health crises and pandemics, such as the Coronavirus Disease 2019 (COVID-19) pandemic, on trade (including supply chains and export levels), travel, employee productivity and other economic activities that may have a destabilizing and negative effect on financial markets, economic activity and customer behavior; adverse developments in the banking industry highlighted by high-profile bank failures and the potential impact of such developments on customer confidence, liquidity, and regulatory responses to these developments; a reduction in or the termination of the Company's ability to use the technology-based platform that is critical to the success of its business model, including a failure in or a breach of operational or security systems or those of its third-party service providers; technological risks and developments, including cyber threats, attacks, or events; competition from other lenders; the Company's ability to attract and retain key personnel; market and economic conditions and the associated impact on the Company; operational, liquidity and credit risks associated with the Company's business; changes in political and economic conditions, including any prolonged U.S. government shutdown; the impact of heightened regulatory scrutiny of financial products and services and the Company's ability to comply with regulatory requirements and expectations; a deterioration of the credit rating for U.S. long-term sovereign debt, actions that the U.S. government may take to avoid exceeding the debt ceiling, and uncertainties surrounding the debt ceiling and the federal budget; adverse results, including related fees and expenses, from pending or future lawsuits, government investigations or private actions; and the other factors discussed in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission (“SEC”) and available at the SEC’s Internet site (http://www.sec.gov). Except as required by law, the Company specifically disclaims any obligation to update any factors or to publicly announce the result of revisions to any of the forward-looking statements included herein to reflect future events or developments.
About Live Oak Bancshares, Inc.
Live Oak Bancshares, Inc. (NYSE: LOB) is a financial holding company and the parent company of Live Oak Bank. Live Oak Bancshares and its subsidiaries partner with businesses that share a groundbreaking focus on service and technology to redefine banking. To learn more, visit www.liveoakbank.com.
Contacts:
Walter J. Phifer | CFO | Investor Relations | 910.202.6926
Claire Parker | Corporate Communications | Media Relations | 910.597.1592

Live Oak Bancshares, Inc.
Quarterly Statements of Income (unaudited)
(Dollars in thousands, except per share data)

	Three Months Ended					3Q 2024 Change vs.
	3Q 2024	2Q 2024	1Q 2024	4Q 2023	3Q 2023	2Q 2024	3Q 2023
Interest income						%	%
Loans and fees on loans	$192,170	$181,840	$176,010	$169,531	$162,722	5.7	18.1
Investment securities, taxable	9,750	9,219	8,954	8,746	8,701	5.8	12.1
Other interest earning assets	7,016	7,389	7,456	8,259	9,188	(5.0)	(23.6)
Total interest income	208,936	198,448	192,420	186,536	180,611	5.3	15.7
Interest expense
Deposits	110,174	105,358	101,998	96,695	90,914	4.6	21.2
Borrowings	1,762	1,770	311	265	287	(0.5)	513.9
Total interest expense	111,936	107,128	102,309	96,960	91,201	4.5	22.7
Net interest income	97,000	91,320	90,111	89,576	89,410	6.2	8.5
Provision for credit losses	34,502	11,765	16,364	8,995	10,279	193.3	235.7
Net interest income after provision for credit losses	62,498	79,555	73,747	80,581	79,131	(21.4)	(21.0)
Noninterest income
Loan servicing revenue	8,040	7,347	7,624	7,342	6,990	9.4	15.0
Loan servicing asset revaluation	(4,207)	(2,878)	(2,744)	(3,974)	11,335	(46.2)	(137.1)
Net gains on sales of loans	16,646	14,395	11,502	12,891	12,675	15.6	31.3
Net gain (loss) on loans accounted for under the fair value option	2,255	172	(219)	(170)	(568)	1211.0	497.0
Equity method investments (loss) income	(1,393)	(1,767)	(5,022)	47	(1,034)	21.2	(34.7)
Equity security investments gains (losses), net	909	161	(529)	(384)	(783)	464.6	216.1
Lease income	2,424	2,423	2,453	2,439	2,498	—	(3.0)
Management fee income	1,116	3,271	3,271	3,309	3,277	(65.9)	(65.9)
Other noninterest income	7,142	11,035	9,761	8,607	3,501	(35.3)	104.0
Total noninterest income	32,932	34,159	26,097	30,107	37,891	(3.6)	(13.1)
Noninterest expense
Salaries and employee benefits	44,524	46,255	47,275	44,274	42,947	(3.7)	3.7
Travel expense	2,344	2,328	2,438	1,544	2,197	0.7	6.7
Professional services expense	3,287	3,061	1,878	3,052	1,762	7.4	86.5
Advertising and marketing expense	2,473	3,004	3,692	2,501	3,446	(17.7)	(28.2)
Occupancy expense	2,807	2,388	2,247	2,231	2,129	17.5	31.8
Technology expense	9,081	7,996	7,723	8,402	7,722	13.6	17.6
Equipment expense	3,472	3,511	3,074	3,480	3,676	(1.1)	(5.5)
Other loan origination and maintenance expense	4,872	3,659	3,911	3,937	3,498	33.2	39.3
Renewable energy tax credit investment impairment (recovery)	115	170	(927)	14,575	—	(32.4)	100.0
FDIC insurance	1,933	2,649	3,200	4,091	4,115	(27.0)	(53.0)
Other expense	2,681	2,635	3,226	5,117	2,770	1.7	(3.2)
Total noninterest expense	77,589	77,656	77,737	93,204	74,262	(0.1)	4.5
Income before taxes	17,841	36,058	22,107	17,484	42,760	(50.5)	(58.3)
Income tax expense (benefit)	4,816	9,095	(5,479)	1,321	2,967	(47.0)	62.3
Net income	$13,025	$26,963	$27,586	$16,163	$39,793	(51.7)	(67.3)
Earnings per share
Basic	$0.28	$0.60	$0.62	$0.36	$0.89	(53.3)	(68.5)
Diluted	$0.28	$0.59	$0.60	$0.36	$0.88	(52.5)	(68.2)
Weighted average shares outstanding
Basic	45,073,482	44,974,942	44,762,308	44,516,646	44,408,997
Diluted	45,953,947	45,525,082	45,641,210	45,306,506	45,268,745

Live Oak Bancshares, Inc.
Quarterly Balance Sheets (unaudited)
(Dollars in thousands)

	As of the quarter ended					3Q 2024 Change vs.
	3Q 2024	2Q 2024	1Q 2024	4Q 2023	3Q 2023	2Q 2024	3Q 2023
Assets						%	%
Cash and due from banks	$666,585	$615,449	$597,394	$582,540	$534,774	8.3	24.6
Certificates of deposit with other banks	250	250	250	250	3,750	—	(93.3)
Investment securities available-for-sale	1,233,466	1,151,195	1,120,622	1,126,160	1,099,878	7.1	12.1
Loans held for sale	359,977	363,632	310,749	387,037	572,604	(1.0)	(37.1)
Loans and leases held for investment (1)	9,831,891	9,172,134	8,912,561	8,633,847	8,202,631	7.2	19.9
Allowance for credit losses on loans and leases	(168,737)	(137,867)	(139,041)	(125,840)	(121,273)	(22.4)	(39.1)
Net loans and leases	9,663,154	9,034,267	8,773,520	8,508,007	8,081,358	7.0	19.6
Premises and equipment, net	267,032	267,864	258,071	257,881	258,041	(0.3)	3.5
Foreclosed assets	8,015	8,015	8,561	6,481	6,701	—	19.6
Servicing assets	52,553	51,528	49,343	48,591	47,127	2.0	11.5
Other assets	356,314	376,370	387,059	354,476	346,227	(5.3)	2.9
Total assets	$12,607,346	$11,868,570	$11,505,569	$11,271,423	$10,950,460	6.2	15.1
Liabilities and shareholders’ equity
Liabilities
Deposits:
Noninterest-bearing	$258,844	$264,013	$226,668	$259,270	$239,536	(2.0)	8.1
Interest-bearing	11,141,703	10,443,018	10,156,693	10,015,749	9,764,106	6.7	14.1
Total deposits	11,400,547	10,707,031	10,383,361	10,275,019	10,003,642	6.5	14.0
Borrowings	115,371	117,745	120,242	23,354	25,847	(2.0)	346.4
Other liabilities	83,672	82,745	74,248	70,384	70,603	1.1	18.5
Total liabilities	11,599,590	10,907,521	10,577,851	10,368,757	10,100,092	6.3	14.8
Shareholders’ equity
Preferred stock, no par value, 1,000,000 shares authorized, none issued or outstanding	—	—	—	—	—	—	—
Class A common stock (voting)	361,925	356,381	349,648	344,568	340,929	1.6	6.2
Class B common stock (non-voting)	—	—	—	—	—	—	—
Retained earnings	707,026	695,172	669,307	642,817	627,759	1.7	12.6
Accumulated other comprehensive loss	(61,195)	(90,504)	(91,237)	(84,719)	(118,320)	32.4	48.3
Total shareholders' equity	1,007,756	961,049	927,718	902,666	850,368	4.9	18.5
Total liabilities and shareholders’ equity	$12,607,346	$11,868,570	$11,505,569	$11,271,423	$10,950,460	6.2	15.1
(1)Includes $343.4 million, $363.0 million, $379.2 million, $388.0 million and $410.1 million measured at fair value for the quarters ended September 30, 2024, June 30, 2024, March 31, 2024, December 31, 2023, and September 30, 2023, respectively.

Live Oak Bancshares, Inc.
Statements of Income (unaudited)
(Dollars in thousands, except per share data)

	Nine Months Ended
	September 30, 2024	September 30, 2023
Interest income
Loans and fees on loans	$550,020	$454,136
Investment securities, taxable	27,923	24,751
Other interest earning assets	21,861	22,852
Total interest income	599,804	501,739
Interest expense
Deposits	317,530	243,512
Borrowings	3,843	2,498
Total interest expense	321,373	246,010
Net interest income	278,431	255,729
Provision for credit losses	62,631	42,328
Net interest income after provision for credit losses	215,800	213,401
Noninterest income
Loan servicing revenue	23,011	20,057
Loan servicing asset revaluation	(9,829)	8,860
Net gains on sales of loans	42,543	33,654
Net gain (loss) on loans accounted for under the fair value option	2,208	(3,369)
Equity method investments (loss) income	(8,182)	(6,041)
Equity security investments gain (losses), net	541	(585)
Lease income	7,300	7,568
Management fee income	7,658	10,015
Other noninterest income	27,938	11,467
Total noninterest income	93,188	81,626
Noninterest expense
Salaries and employee benefits	138,054	130,778
Travel expense	7,110	7,378
Professional services expense	8,226	4,685
Advertising and marketing expense	9,169	10,058
Occupancy expense	7,442	6,259
Technology expense	24,800	23,456
Equipment expense	10,057	11,517
Other loan origination and maintenance expense	12,442	10,867
Renewable energy tax credit investment (recovery) impairment	(642)	69
FDIC insurance	7,782	12,579
Other expense	8,542	12,035
Total noninterest expense	232,982	229,681
Income before taxes	76,006	65,346
Income tax expense	8,432	7,611
Net income	$67,574	$57,735
Earnings per share
Basic	$1.50	$1.30
Diluted	$1.48	$1.28
Weighted average shares outstanding
Basic	44,937,409	44,298,798
Diluted	45,707,245	45,023,739

Live Oak Bancshares, Inc.
Quarterly Selected Financial Data
(Dollars in thousands, except per share data)

	As of and for the three months ended
	3Q 2024	2Q 2024	1Q 2024	4Q 2023	3Q 2023
Income Statement Data
Net income	$13,025	$26,963	$27,586	$16,163	$39,793
Per Common Share
Net income, diluted	$0.28	$0.59	$0.60	$0.36	$0.88
Dividends declared	0.03	0.03	0.03	0.03	0.03
Book value	22.32	21.35	20.64	20.23	19.12
Tangible book value (1)	22.24	21.28	20.57	20.15	19.04
Performance Ratios
Return on average assets (annualized)	0.43%	0.93%	0.98%	0.58%	1.46%
Return on average equity (annualized)	5.21	11.39	11.93	7.36	18.68
Net interest margin	3.33	3.28	3.33	3.32	3.37
Efficiency ratio (1)	59.72	61.89	66.89	77.88	58.34
Noninterest income to total revenue	25.35	27.22	22.46	25.16	29.76
Selected Loan Metrics
Loans and leases originated	$1,757,856	$1,171,141	$805,129	$981,703	$1,073,255
Outstanding balance of sold loans serviced	4,452,750	4,292,857	4,329,097	4,238,328	4,028,575
Asset Quality Ratios
Allowance for credit losses to loans and leases held for investment (3)	1.78%	1.57%	1.63%	1.53%	1.56%
Net charge-offs (3)	$1,710	$8,253	$3,163	$4,428	$9,122
Net charge-offs to average loans and leases held for investment (2) (3)	0.08%	0.38%	0.15%	0.22%	0.48%

Nonperforming loans and leases at historical cost (3)
Unguaranteed	$49,398	$37,340	$43,117	$39,285	$33,255
Guaranteed	166,177	122,752	105,351	95,678	65,837
Total	215,575	160,092	148,468	134,963	99,092
Unguaranteed nonperforming historical cost loans and leases, to loans and leases held for investment (3)	0.52%	0.42%	0.51%	0.48%	0.43%

Nonperforming loans at fair value (4)
Unguaranteed	$8,672	$9,590	$7,942	$7,230	$6,518
Guaranteed	49,822	51,570	47,620	41,244	39,378
Total	58,494	61,160	55,562	48,474	45,896
Unguaranteed nonperforming fair value loans to fair value loans held for investment (4)	2.53%	2.64%	2.09%	1.86%	1.59%

Capital Ratios
Common equity tier 1 capital (to risk-weighted assets)	11.19%	11.85%	11.89%	11.73%	11.63%
Tier 1 leverage capital (to average assets)	8.60	8.71	8.69	8.58	8.56
Notes to Quarterly Selected Financial Data
(1)See accompanying GAAP to Non-GAAP Reconciliation.
(2)Quarterly net charge-offs as a percentage of quarterly average loans and leases held for investment, annualized.
(3)Loans and leases at historical cost only (excludes loans measured at fair value).
(4)Loans accounted for under the fair value option only (excludes loans and leases carried at historical cost).

Live Oak Bancshares, Inc.
Quarterly Average Balances and Net Interest Margin
(Dollars in thousands)

	Three Months Ended September 30, 2024			Three Months Ended June 30, 2024
	Average Balance	Interest	Average Yield/Rate	Average Balance	Interest	Average Yield/Rate
Interest-earning assets:
Interest-earning balances in other banks	$519,340	$7,016	5.37%	$555,570	$7,389	5.35%
Investment securities	1,287,410	9,750	3.01	1,263,675	9,219	2.93
Loans held for sale	409,902	9,859	9.57	387,824	9,329	9.67
Loans and leases held for investment (1)	9,354,522	182,311	7.75	8,997,164	172,511	7.71
Total interest-earning assets	11,571,174	208,936	7.18	11,204,233	198,448	7.12
Less: Allowance for credit losses on loans and leases	(137,285)			(136,668)
Noninterest-earning assets	567,098			562,488
Total assets	$12,000,987			$11,630,053
Interest-bearing liabilities:
Interest-bearing checking	$350,239	$4,892	5.56%	$304,505	$4,267	5.64%
Savings	5,043,930	51,516	4.06	4,804,037	48,617	4.07
Money market accounts	134,481	190	0.56	128,625	186	0.58
Certificates of deposit	5,028,830	53,576	4.24	5,032,856	52,288	4.18
Total deposits	10,557,480	110,174	4.15	10,270,023	105,358	4.13
Borrowings	116,925	1,762	6.00	119,321	1,770	5.97
Total interest-bearing liabilities	10,674,405	111,936	4.17	10,389,344	107,128	4.15
Noninterest-bearing deposits	237,387			223,026
Noninterest-bearing liabilities	90,079			70,667
Shareholders' equity	999,116			947,016
Total liabilities and shareholders' equity	$12,000,987			$11,630,053
Net interest income and interest rate spread		$97,000	3.01%		$91,320	2.97%
Net interest margin			3.33			3.28
Ratio of average interest-earning assets to average interest-bearing liabilities			108.40%			107.84%
(1)Average loan and lease balances include non-accruing loans and leases.

Live Oak Bancshares, Inc.
GAAP to Non-GAAP Reconciliation
(Dollars in thousands)

	As of and for the three months ended
	3Q 2024	2Q 2024	1Q 2024	4Q 2023	3Q 2023
Total shareholders’ equity	$1,007,756	$961,049	$927,718	$902,666	$850,368
Less:
Goodwill	1,797	1,797	1,797	1,797	1,797
Other intangible assets	1,606	1,644	1,682	1,721	1,759
Tangible shareholders’ equity (a)	$1,004,353	$957,608	$924,239	$899,148	$846,812
Shares outstanding (c)	45,151,691	45,003,856	44,938,673	44,617,673	44,480,215
Total assets	$12,607,346	$11,868,570	$11,505,569	$11,271,423	$10,950,460
Less:
Goodwill	1,797	1,797	1,797	1,797	1,797
Other intangible assets	1,606	1,644	1,682	1,721	1,759
Tangible assets (b)	$12,603,943	$11,865,129	$11,502,090	$11,267,905	$10,946,904
Tangible shareholders’ equity to tangible assets (a/b)	7.97%	8.07%	8.04%	7.98%	7.74%
Tangible book value per share (a/c)	$22.24	$21.28	$20.57	$20.15	$19.04
Efficiency ratio:
Noninterest expense (d)	$77,589	$77,656	$77,737	$93,204	$74,262
Net interest income	97,000	91,320	90,111	89,576	89,410
Noninterest income	32,932	34,159	26,097	30,107	37,891
Total revenue (e)	$129,932	$125,479	$116,208	$119,683	$127,301
Efficiency ratio (d/e)	59.72%	61.89%	66.89%	77.88%	58.34%
Pre-provision net revenue (e-d)	$52,343	$47,823	$38,471	$26,479	$53,039
This press release presents non-GAAP financial measures. The adjustments to reconcile from the non-GAAP financial measures to the applicable GAAP financial measure are included where applicable in financial results presented in accordance with GAAP. The Company considers these adjustments to be relevant to ongoing operating results. The Company believes that excluding the amounts associated with these adjustments to present the non-GAAP financial measures provides a meaningful base for period-to-period comparisons, which will assist regulators, investors, and analysts in analyzing the operating results or financial position of the Company. The non-GAAP financial measures are used by management to assess the performance of the Company’s business, for presentations of Company performance to investors, and for other reasons as may be requested by investors and analysts. The Company further believes that presenting the non-GAAP financial measures will permit investors and analysts to assess the performance of the Company on the same basis as that applied by management. Non-GAAP financial measures have inherent limitations, are not required to be uniformly applied, and are not audited. Although non-GAAP financial measures are frequently used by shareholders to evaluate a company, they have limitations as an analytical tool and should not be considered in isolation or as a substitute for analysis of results reported under GAAP.